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Exhibit 99.1

FOR IMMEDIATE RELEASE                          FOR FURTHER INFORMATION CONTACT:
                                               STEVE W. HEROD
                                               713/759-6808, EXT. 104


      MIDDLE BAY OIL COMPANY, INC. ANNOUNCES CLOSING OF FLOYD OIL PROPERTY
         ACQUISITION AND NEW CREDIT FACILITY WITH BANK ONE, TEXAS, N.A.


HOUSTON, TEXAS, NOVEMBER 30, 1999... Middle Bay Oil Company, Inc. ("MiddlE Bay") (NASDAQ: MBOC) and its largest shareholder, 3TEC Energy Company L.L.C., announced today that Middle Bay has closed the previously announced acquisition of properties and interests owned by a group of private sellers and managed by Floyd Oil Company. The majority of the properties are located in Texas and Louisiana. The transaction has an adjusted purchase price of approximately $87 million in cash and 1.5 million shares of Middle Bay common stock. January 1, 1999 is the effective date of the transaction.

The acquired properties have estimated proved reserves on a SEC basis at August 1, 1999 of 186 BCFE with a PV 10% value of $147 million. The acquired reserves are 76% natural gas with 73% of the reserves classified as proved developed producing. Current net daily production from the properties is approximately 28 MMCFPD and 2,300 BOPD. Middle Bay will operate the majority of the properties.

Geographically, the reserves are located as follows: East Texas/North Louisiana 41%, Gulf Coast 26%, Permian Basin 12%, San Juan Basin 12% and Anadarko Basin 9%.

On a pro-forma basis, this acquisition increases Middle Bay's total proved reserves by nearly 300% to 252 BCFE and increases daily production by 260% to 38 MMCFPD and 3,300 BOPD. For the year 2000, assuming the continuation of oil and gas prices at the levels realized in 1999, Middle Bay estimates that revenue and operating cash flow for the company will be approximately $57 million and $27 million, respectively. Middle Bay plans an aggressive exploitation program on the acquired properties, with $17 million budgeted for development drilling in 2000.

Concurrent with the closing of the Floyd Oil transaction, Middle Bay entered into a new $250 million credit facility with Bank One, Texas, N.A. as agent and Union Bank of California, Wells Fargo Bank, CIBC, Inc. and Bank of Nova Scotia as participating lenders. Under the new facility, Middle Bay's borrowing base has been initially set at $95 million with $90 million currently outstanding. The borrowing base will be redetermined on a semi-annual basis. Interest payments under the facility are made at Middle Bay's option under certain LIBOR based rates or at a rate based on Bank One's

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prime rate. The borrowings under the facility are secured by substantially all of Middle Bay's properties.

Floyd C. Wilson, President and Chief Executive Officer of Middle Bay, stated, "This transaction has significantly increased our presence in several core operating areas at an attractive cost of approximately $0.50/MCFE. These assets, which include a large number of developmental drillsites, provide us with additional ability to increase value via the drillbit."

Middle Bay Oil Company, Inc. is an independent oil and gas exploration and production company, headquartered in Houston, Texas, with operations in Texas, Louisiana and Oklahoma.

The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, government regulation, competition and the ability of the Company to meet its stated business goals.